Exhibit 10.01

EXECUTIVE SEVERANCE PLAN

As Amended and Restated Effective September 25, 2008

1.	Purpose.

The purpose of the Coca-Cola Enterprises Inc. Executive Severance Plan (the “Plan”) is to provide severance pay and benefits to eligible officers and management employees whose employment is terminated by the Company under certain circumstances. The Plan, as amended and restated, is applicable to eligible officers and management employees whose employment is terminated on or after October 1, 2008. The Plan is intended to be an “employee welfare benefit plan” as defined in Section 3(1) of the ERISA maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Plan shall be paid solely from the general assets of the Company.

2.	Definitions.

“Affiliate” means a company that would be considered a single employer together with the Company under Code sections 414(b) or 414(c).

“Annual Bonus Award” means the target bonus under the annual incentive plan in effect for an Eligible Employee on the date of his or her termination of employment. If there is no annual incentive plan in place at the time of the Eligible Employee’s termination, the bonus award amount will be equal to his or her target bonus under the last annual incentive plan in which the Eligible Employee participated, provided such plan was in effect within the six months prior to the Eligible Employee’s termination date.

“Cause” means (i) willful or gross misconduct by the Eligible Employee that is materially detrimental to the Company or an Affiliate, including but not limited to a violation of the Company’s trading policy or code of business conduct, (ii) acts of personal dishonesty or fraud by an Eligible Employee toward the Company or an Affiliate, (iii) the Eligible Employee’s conviction of a felony, except for a conviction related to vicarious liability based solely on his or her position with the Company or an Affiliate, provided that the Eligible Employee had no involvement in actions leading to such liability or had acted upon the advice of the Company’s or an Affiliate’s counsel, or (iv) the Eligible Employee’s refusal to cooperate in an investigation of the Company if requested to do so by the Board.

“Change in Control” means the occurrence of any of the circumstances described below in clauses (i) through (iv):

(i)

If any “person” (except for the Company or any Affiliate, a trustee or other entity holding securities under any employee benefit plan of the Company or any Affiliate, or The Coca-Cola Company, but only to the extent of its “current ownership”) is or becomes the “beneficial owner” directly or indirectly, of securities of the Company representing more than 20% of the combined total voting power of the Company’s then-outstanding securities.

As used in this definition of “Change in Control,” “person” is used as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended); “beneficial owner” is used as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (as amended); and “current ownership” of The Coca-Cola Company means that entity’s direct and indirect beneficial ownership of no more than an aggregate of 168,956,718 shares of the Company’s common stock (including shares of the Company’s common stock issuable upon the exercise, exchange or conversion of securities exercisable or exchangeable for, or convertible into, shares of the Company’s common stock), the aggregate number being subject to adjustment for subsequent stock splits or dividends payable in stock that are applicable to all shares of the Company’s common stock. For the avoidance of doubt, a change in the “current ownership” of The Coca-Cola Company (an “Ownership Change”) shall have occurred upon that company’s becoming the beneficial owner of any additional shares of the Company’s common stock, except for

(A) the beneficial ownership of such shares occurring by reason of the adjustments described in the preceding sentence,

(B) the beneficial ownership of shares owned by another entity (not exceeding 0.10 percent of the Company’s then-outstanding common stock) upon that entity being acquired by The Coca-Cola Company or an affiliate, provided that such shares are disposed of by The Coca-Cola Company or its affiliate to an unrelated third party within 30 days of their being acquired provided, however, that if the disposition has not occurred within the 30-day period, the Ownership Change shall be deemed to have occurred when the beneficial ownership was first acquired; and

(C) the beneficial ownership of the Company’s common stock acquired with the prior consent of the Affiliated Transaction Committee of the Company’s Board of Directors, so that upon such Ownership Change, the entire beneficial ownership of The Coca-Cola Company shall be considered in determining whether The Coca-Cola Company is the beneficial owner directly or indirectly of securities of the Company representing more than 20% of the total combined voting power of the Company’s then-outstanding securities.

(ii)

If during any period of two consecutive years, the individuals constituting the Board of Directors of the Company at the beginning of the two-year period (and any new Director, except for a director designated by a person who has entered into an agreement with the Company to effect a “Change in Control” described in clause (i), (iii) or (iv), whose election by the Board or nomination for election by the Company’s shareowners was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the two-year period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board.

(iii)

If the shareowners of the Company approve a merger, consolidation, or share exchange with any other “person,” other than (i) a merger, consolidation, or share exchange that would result in the voting securities of the Company outstanding immediately prior to such event continuing to represent (either by remaining outstanding or being converted into voting securities of either (A) the surviving entity or (B) another entity that owns, directly or indirectly, the entire voting interest in the surviving entity (the “parent”)) more than 50% of the voting power of the voting securities of the Company or the surviving entity (or its parent) outstanding immediately after such event, or (ii) a merger or consolidation effected to implement a recapitalization of the Company in which no “person” acquires more than 30% of the combined voting power of the Company’s then-outstanding securities, then a “Change in Control” shall have occurred immediately prior to such merger, consolidation, or share exchange.

(iv)

If the shareowners of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Coca-Cola Enterprises Inc.

“Eligible Employee” means senior officers and management employees of the Company (or any Affiliate of the Company designated by the HR and Compensation Committee or its delegate as participating in the Plan) who are in positions in the Global Leadership, Executive Leadership, Strategic Leadership, or Business Unit/Functional Leadership salary bands.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means the Eligible Employee’s (i) material demotion or diminution of duties, responsibilities and status; (ii) material reduction in both base salary and annual incentive opportunities (except for reductions in annual incentive opportunities due to individual performance adjustments); or (iii) assignment to a position requiring relocation of more than 50 miles from the Eligible Employee’s primary workplace (i.e., the Company’s corporate headquarters or other location, as applicable), unless the Eligible Employee voluntarily consents to the applicable change in clause (i), (ii), or (iii). The Eligible Employee must give written notice to the Company within 60 days of the date on which he or she is notified of such circumstances, and the Company will have 30 days to remedy the matter.

“HR and Compensation Committee” means the Human Resources and Compensation Committee of the Board of Directors of the Company.

“Plan” means the Coca-Cola Enterprises Inc. Executive Severance Plan.

“Related Company” means The Coca-Cola Company or a company that is at least 20 percent owned by The Coca-Cola Company or the Company.

“Severance Benefits Committee” means the committee established by the HR and Compensation Committee to decide claims for benefits as described in Section 7 of this Plan.

“Years of Service” means complete years of employment with Coca-Cola Enterprises Inc. or one of its Affiliates or predecessor companies, or any Related Company. If an Eligible Employee’s period of employment with the Company, its Affiliates, or any Related Company includes a break in service of 12 months or more, Years of Service will be determined taking into account only years of employment following such break in service. If an Eligible Employee received severance pay from the Company, an Affiliate, or a Related Company and subsequently became employed by the Company or its Affiliates, the years of employment taken into account in determining such severance pay shall not be taken into account in determining Years of Service.

3.	Eligibility.

(a) General Rules. An Eligible Employee shall receive the severance pay and benefits described in this Plan if the Eligible Employee’s employment with the Company and its Affiliates is terminated (i) by the Company other than for Cause at any time or (ii) by the Eligible Employee for Good Reason within 24 months following a Change in Control. In order to receive severance pay and benefits under the Plan, an Eligible Employee must execute a release of claims and non-competition agreement in the form provided by the Company and must not be in breach of any other restrictive covenants or other obligations under this Plan or any other agreement with the Company or its Affiliates, including, but not limited to, noncompetition, confidentiality, and similar provisions.

(b) Limitations. An Eligible Employee shall not receive severance pay and benefits under this Plan in any circumstance other than those described in Section 3(a), including, but not limited to, the Eligible Employee’s voluntary termination of employment without Good Reason or the Eligible Employee’s death or disability. Furthermore, an Eligible Employee shall not receive severance pay and benefits under this Plan if the Eligible Employee receives severance pay and benefits under another severance plan of the Company or its Affiliates or has entered into an individual employment or severance contract with the Company or an Affiliate that provides for severance pay and benefits and such contract is in effect on the date of the Eligible

Employee’s termination of employment, even if such severance pay and benefits would be less than those offered under the Plan.

4.	Severance Pay and Benefits.

(a) Severance Pay. An Eligible Employee shall receive severance pay in accordance with the following schedule, based on the Eligible Employee’s salary band:

Years of Service	Amount of Severance Pay
	Global, Executive, and Strategic Leadership Bands	Business Unit/Functional Leadership Band
Fewer than 2 Years of Service	12 months of base salary and one times an Annual Bonus Award	12 months of base salary and one times an Annual Bonus Award
At Least 2 But Fewer Than 10 Years of Service	18 months of base salary and one and one-half times an Annual Bonus Award	15 months of base salary and one and one-quarter times an Annual Bonus Award
10 or more Years of Service	24 months of base salary and two times an Annual Bonus Award	18 months of base salary and one and one-half times an Annual Bonus Award

(b) Payment to Mitigate Costs of Future Medical Coverage and Outplacement Services. An Eligible Employee who is a participant in the Company’s medical plan at the time of his or her termination of employment shall receive $30,000 to mitigate the cost of future medical coverage. Additionally, an Eligible Employee shall receive an amount to mitigate the cost of obtaining outplacement services, as follows:

• Global and Executive Leadership Bands	$75,000
• Strategic Leadership Band	$50,000
• Business Unit/Functional Leadership Band	$25,000

Notwithstanding the foregoing, the amount related to the mitigation of outplacement services will not be payable if the Company has made outplacement services available to the Eligible Employee.

(c) Form and Timing of Severance Payments.

(i)

The amount of the severance pay determined under Section 4(a) above shall be paid in equal monthly installments commencing upon the Eligible Employee’s termination of employment, over the number of months of base salary determined based on the chart above.

(ii)	The amount of severance benefits provided under Section 4(b) above shall be paid in a lump-sum as soon as practicable following the Eligible Employee’s termination of employment.

(iii)

In the event of the Eligible Employee’s death prior to the receipt of all payments under this Plan, the balance of the unpaid amount will paid in a lump sum as soon as practicable following his or her death. If the Eligible Employee is married, such payment will be made to his or her spouse; otherwise, the payment will be made to his or her estate.

(d) Payment in Lieu of Annual Bonus Award. An Eligible Employee shall receive a payment equal to the Annual Bonus Award that would have been payable to the Eligible Employee for the year of termination. Such Annual Bonus Award shall be based on actual performance results for such year, rather than target, and prorated for his or her actual period of service during such year. The payment shall be made in a single lump sum in the calendar year following the calendar year in which the Eligible Employee terminates employment.

(e) Restricted Stock and Stock Units. With respect to an Eligible Employee’s restricted stock or deferred or restricted stock units (“restricted stock/stock units”) for which the performance-based conditions on vesting, if any, have been met, the service-based conditions on vesting on shall be waived on all such restricted stock/stock units and the shares underlying such restricted stock/stock units shall be paid to the Eligible Employee upon his or her termination of employment. With respect to an Eligible Employee’s restricted stock/stock units for which the performance-based conditions on vesting have not been met, the service-based conditions on vesting shall be waived on a pro rata portion of such restricted stock/stock units, based on the number of whole months between the grant date of the award and the date of the Eligible Employee’s termination of employment. Any performance-based conditions on vesting of such restricted stock/stock units must be satisfied within the original service-based vesting period (unless a different period is provided for this purpose in the award document), or such restricted stock/stock units shall be forfeited. Notwithstanding the foregoing, the pro rata portion for special awards of restricted stock/stock unit grants made in 2002 and 2003 that were targeted to vest on the Eligible Employee’s 55th birthday shall be determined based on a five-year service requirement.

(f) Cessation of Payments upon Rehire. If an Eligible Employee is rehired by the Company, an Affiliate, or a Related Company while the Eligible Employee is receiving installment payments of severance or before receiving the payment in lieu of annual bonus, the Eligible Employee shall forfeit all future installment payments and the payment in lieu of annual bonus (if it has not already been paid), and the Eligible Employee shall not receive any further payments under this Plan as of the rehire date.

(g) Committee Discretion. Notwithstanding the foregoing, the HR and Compensation Committee or its delegate may, in its sole discretion, reduce or otherwise adjust the amount of an Eligible Employee’s severance pay, amount in lieu of bonus, and restricted stock/stock unit vesting. Such determination shall be made before any severance payments commence under this Section 4. Unless the HR and Compensation Committee determines otherwise, the Company’s Senior Vice President, Human Resources, is delegated the authority to exercise the discretion provided by this provision with respect to Eligible Employees other than senior officers.

(h) Six Month Delay for Specified Employees. If an Eligible Employee is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i), then, to the extent a payment under this Section 4 is subject to Code section 409A, such payment shall not be made during the six months following separation from service, and any payments that would otherwise have been made during such six-month period shall be paid in a single lump sum at the end of such six-month period. The Company’s “specified employees” shall be determined in accordance with the methodology established by the HR and Compensation Committee or its delegate.

5.	Eligible Employee Obligations.

(a) General. An Eligible Employee’s severance pay and benefits provided under Section 4 are expressly conditioned on the Eligible Employee’s compliance with the obligations contained in this Section 5. If an Eligible Employee violates any of the obligations set forth in this Section 5, the Eligible Employee shall forfeit any remaining payments of severance, any unvested restricted stock/stock units, any outstanding stock options (whether or not vested), and all future nonqualified pension plan benefits.

(b) Release of Claims and Noncompetition Agreement. Before any severance pay and benefits become payable or are provided to an Eligible Employee, he or she must execute, and not revoke, a release of claims and noncompetition agreement in the form provided by the Company. Notwithstanding anything to the contrary in Section 4(c) or (d), if an Eligible Employee has not executed, without revocation, such release before the first payment under Section 4(c) or (d) is due to be made, such payments shall not be made unless and until the Eligible Employee executes, and does not revoke, the release. If the Eligible Employee executes, without revocation, such release within 60 days of his or her termination of employment, any amounts under Section 4(c) or (d) that would have been paid during the period before such execution will be paid in a lump sum within 30 days of executing the release. If the Eligible Employee does not execute the release within 60 days of his or her termination of employment, all payments under Section 4(c) or (d) that would have been paid during such 60-day period shall be forfeited, and each future installment payment shall be forfeited if the Eligible Employee has not executed the release by the time such payment would otherwise have been made.

(c) Nonsolicitation. The Eligible Employee shall not, during the period beginning with termination of employment and ending with the last installment payment of severance scheduled pursuant to Section 4(c), directly or indirectly, on his or her own behalf or on behalf of any person or entity, solicit, divert, or appropriate to any non-alcoholic beverage business or operations, any person or entity who transacted business with the Company or its Affiliates during the year preceding the date of the Eligible Employee’s termination of employment, provided that such person or entity is a person or entity with whom the Eligible Employee has had direct contact or has been a party to marketing or sales strategies with regard to.

The Eligible Employee further shall not, during the period beginning with the Eligible Employee’s termination of employment and ending with the last installment payment of severance scheduled pursuant to Section 4(c), directly or indirectly, on his or her own behalf or on behalf of any person or entity, solicit, divert, or hire away, or attempt to solicit, divert, or hire away to any person or entity, any person employed by the Company or an Affiliate on the date of the Eligible Employee’s termination of employment or at any time during the one-year period preceding the Eligible Employee’s termination of employment.

(d) Confidentiality. An Eligible Employee shall not use, reveal, disclose, or divulge (i) any trade secrets for so long as they remain trade secrets and (ii) any confidential information for five years after the Eligible Employee’s termination of employment. “Confidential information” means any data or information with respect to the business conducted by the Company or its Affiliates that is not generally known to the public and that is a valuable asset to the Company, including, but not limited to, sales reports, product pricing, sales materials, selling procedures, marketing agreements and programs, customer lists, customer requirements, specifications for new products, sources of supply for ingredients, packaging, and other materials used in the Company’s products, and the business plans and financial data of the Company, except to the extent that any such information is readily available in the public domain through no fault of the Eligible Employee.

(e) Nondisparagement. An Eligible Employee shall not disparage the Company, its Affiliates, or their employees, products, or services in any form or fashion following the Eligible Employee’s termination of employment.

(f) Records/Company Property. An Eligible Employee shall, following his or her termination of employment, return to the Company all documents (including copies and computer records thereof) of any nature that relate to or contain proprietary or confidential information concerning the Company, its Affiliates, its customers, or employees, and any and all property of the Company in his or her possession, including, but not limited to, computers, electronic recording media, business records, papers, documents, and other Company property.

(g) Cooperation. An Eligible Employee shall, following his or her termination of employment, cooperate with the Company and its counsel in any litigation or human resources matters in which he or she may be a witness or potential witness or have knowledge of the relevant facts or evidence. The Company shall reimburse such Eligible Employee for reasonable and necessary expenses incurred in the course of complying with this provision.

(h) Repayment of Severance Benefits in Certain Cases. If, within two years of an Eligible Employee’s termination of employment, the Board of Directors of the Company determines that the Eligible Employee’s employment could have been terminated for Cause, then (i) such event shall be treated as a violation of the obligations of this Section 5 and the forfeitures described in Section 5(a) shall be applicable, and (ii) the Eligible Employee shall promptly repay to the Company an amount equal to the sum of all severance payments under this Plan and all gains from the vesting of Company restricted stock/stock units occurring upon or subsequent to separation from service with the Company.

6.	Administration and Interpretation.

The HR and Compensation Committee (including any delegate of the HR and Compensation Committee) shall have sole discretionary authority to interpret, construe, apply, and administer the terms of the Plan and to determine eligibility for and the amounts of benefits under the Plan, including interpretation of ambiguous Plan provisions, determination of disputed facts or application of Plan provisions to unanticipated circumstances. The HR and

Compensation Committee’s (or its delegate’s) decision on any such matter shall be final and binding.

7.	Claims Procedures.

If an Eligible Employee (or other individual, collectively referred to in this section as the “applicant”) believes he or she has not been provided with severance benefits due under this Plan, then the applicant must file a request for benefits with the Severance Benefits Committee within ninety days of the his or her termination of employment. Any such claim shall be acted upon and approved or disapproved by the Severance Benefits Committee within ninety days following receipt (or within 180 days if special circumstances require and notice is given to the applicant before the end of the ninety-day period informing the applicant of the circumstances requiring the extension of time and the date by which the Severance Benefits Committee expects to render a decision).

If the claim for severance benefits is denied, in whole or in part, the Severance Benefits Committee shall notify the applicant in writing of such denial and of the applicant’s right to a review of the decision as set forth below and shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for such denial, the specific references to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the applicant to perfect the application, an explanation of why such material or information is necessary and an explanation of the Plan’s review procedure and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under ERISA following an adverse determination on review.

Any person whose claim is denied in whole or in part may appeal to the Company’s Vice President of Human Resources (the “VP-HR”) for review of the decision by submitting, within sixty days after receiving notice of the denial of the claim, a written statement to the VP-HR that:

(i)	requests a review of the claim for benefits;

(ii)	sets forth all of the grounds upon which the request for review is based and any facts in support of such request; and

(iii)	sets forth any issues or comments that the applicant deems pertinent to the application.

In addition, an applicant may submit written comments, documents, records and other information in support of the appeal, and the applicant shall be provided, free of charge, reasonable access to and copies of all documents, records and other information relevant to the applicant’s claim for benefits. (With respect to senior officers for whom the VP-HR could not perform an independent review, the HR and Compensation Committee shall review such appeal, and references to the VP-HR in this Section 7 shall be deemed to refer to the HR and Compensation Committee.)

The VP-HR shall act upon each appeal within sixty days after receipt of the applicant’s request for review by the VP-HR. The VP-HR shall make a full and fair review of each application and any written material submitted by the applicant or the Company in connection with such review, without regard to whether such information was submitted or considered in the initial benefit determination. If the VP-HR determines that special circumstances require an extension of time for processing an appeal, it may extend the initial period, in which case written notice of the extension shall be furnished to the applicant before the termination of the initial period indicating the special circumstances requiring an extension and the date by which the VP-HR expects to render a determination on review. In no event shall such extension exceed a period of sixty days from the end of the initial period. Based on this review, the VP-HR shall make an independent determination of the applicant’s eligibility for benefits under the Plan.

In the case of a denial of any appeal, the VP-HR shall notify the applicant in writing of such determination and shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for the adverse determination, references to the specific Plan provisions on which the determination is based, a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the applicant’s claim for benefits and a statement of the applicant’s right to bring an action under ERISA.

The decision of the VP-HR on any claim for benefits shall be final and conclusive upon all persons. An Eligible Employee must pursue all claims procedures described above before seeking any other legal recourse with respect to Plan benefits. In addition, any lawsuit must be filed within six months from the date of the denied appeal, or two years from the Eligible Employee’s termination date, whichever occurs first.

8.	Miscellaneous.

(a) Amendment. The Company, by action of its HR and Compensation Committee, reserves the right to amend this Plan, in whole or in part, or to discontinue or terminate the Plan, at any time in its sole discretion. Notwithstanding the foregoing, for a period of two years following a Change in Control of the Company, the Plan may not be discontinued or terminated or amended in such a manner that decreases the benefits payable to an Eligible Employee or that makes any provision less favorable for an Eligible Employee.

(b) Withholding. The Company shall be entitled to withhold or cause to be withheld from amounts to be paid under this Plan to an Eligible Employee any federal, state, or local withholding or other taxes or amounts that it is from time to time required to withhold.

(c) Compliance with Section 409A. Notwithstanding anything to the contrary contained in this Plan, the payments and benefits provided under this Plan are intended to comply with Code section 409A, and the provisions of this Plan shall be interpreted such that the payments and benefits provided are either not subject to Code section 409A or are in compliance with Code section 409A. The Company may modify the payments and benefits under this Plan at any time solely as necessary to avoid adverse tax consequences under Code section 409A. Installment payments provided under this Plan shall be treated as separate payments for purposes of Code section 409A. Any reference to “termination of employment” under this Plan shall refer to a “separation from service” within the meaning of Code section 409A and the regulations thereunder. Good faith compliance with Code section 409A and applicable guidance will govern determinations of whether a “separation from service” has occurred prior to January 1, 2009; thereafter, a 50 percent threshold for the level of services shall be used rather than a 20 percent threshold pursuant to Treas. Reg. §1.409A-1(h)(1)(ii).

(d) No Implied Employment Rights. The Plan shall not be deemed to give any employee or other person any right to be retained in the employ of the Company or its Affiliates or to interfere with the right of the Company or its Affiliates to discharge any employee or other person at any time and for any reason.

(e) Governing Law. This Plan is intended to be governed by and will be construed in accordance with ERISA, and to the extent not preempted by ERISA, by the laws of the state of Delaware, without regard for any choice of law principles thereof.

(f) Severability. If any provision of the Plan is held to be invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.